CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              FRANKLIN EQUITY FUND


      Deborah R. Gatzek certifies that:


1. She is the Vice President and Secretary, of FRANKLIN EQUITY FUND, a California corporation (the "Corporation").


2. The third paragraph of Article IV of the Articles of Incorporation of this corporation is hereby amended to read as follows:

      The Franklin Equity Fund Series shall be issued in two or more series, and the initial two series are the "Franklin Equity Fund - Class I" ("Class I") and "Franklin Equity Fund - Class II" ("Class II"). Two Billion (2,000,000,000) shares shall be allocated to Class I and One Billion Nine Hundred Million (1,900,000,000) shares shall be allocated to Class II. Pursuant to Sections 202, 203.5, 400, 401 of the California General Corporation Law, the Board of Directors of the corporation shall have the power (subject to any applicable rule, regulation, or order of the Securities and Exchange Commission or other applicable law or regulation) to create additional series of shares, to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series, to determine the designation of such series and to fix the number of shares of such series. The Board of Directors is also hereby expressly granted authority to increase or decrease the number of shares of any series provided that the number of shares in any series shall not be decreased below the number of shares thereof then issued and outstanding.


3. The effect of the foregoing amendment to the third paragraph of Article IV of the Articles of Incorporation of the Corporation is to decrease the number of shares allocated to Franklin Equity Fund - Class II from the two billion (2,000,000,000) to one billion nine hundred million (1,900,000,000). Less than one billion nine hundred million (1,900,000,000) Franklin Equity Fund - Class II shares are outstanding. One hundred million (100,000,000) shares of the Corporation are thereof authorized but unallocated to a series.


4. The foregoing Amendment to the Articles of Incorporation has been duly approved by the Board of Directors of Franklin Equity Fund.


5. In accordance with Section 203.5 of the California General Corporation Law, the Articles of Incorporation confer upon the Board of Directors the authority to adopt an amendment to the Articles of Incorporation by approval of the Board alone in order to increase or decrease the number of shares of a series. Accordingly, no shareholder vote is required for this decrease in the number of shares allocated to Franklin Equity Fund - Class II series of Franklin Equity Fund Series class of shares of the corporation.





                                    /s/Deborah R. Gatzek
                                    Deborah R. Gatzek,
                                    Vice President and Secretary





The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true of her own knowledge.

Executed at San Mateo, California on December 7, 1998


                                    /s/Deborah R. Gatzek
                                    Deborah R. Gatzek,
                                    Vice President and Secretary